                                                                 EXHIBIT (a)(1)

                               -----------------

    OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS TO PURCHASE COMMON STOCK
                        FOR SHARES OF RESTRICTED STOCK
                           (THE "OFFER TO EXCHANGE")

                               -----------------



                               October 29, 2001

                                INFOSPACE, INC.

  Offer to Exchange Certain Outstanding Options to Purchase Common Stock for
             Shares of Restricted Stock (the "Offer to Exchange")

The offer and withdrawal rights expire at 9:00 p.m., Pacific Standard Time, on
               November 26, 2001, unless the offer is extended.

   InfoSpace, Inc., a Delaware corporation ("InfoSpace"), is offering eligible employees the opportunity to exchange certain outstanding options to purchase shares of our common stock for shares of our common stock that will vest after the date of issuance in equal amounts every three months beginning February 27, 2002 (the "restricted stock"). We will grant the restricted stock under the InfoSpace, Inc. 2001 Nonstatutory Stock Option Plan (the "2001 Plan"). We are making the offer upon the terms and conditions described in (i) this "Offer to Exchange;" (ii) the related letter from Naveen Jain, Chairman and Chief Executive Officer of InfoSpace, dated October 29, 2001; (iii) the Election Form; and (iv) the Notice to Withdraw from the Offer (which together, as they may be amended from time to time, constitute the "offer").

   All tendered options accepted by us through the offer will be cancelled promptly following the date the offer ends. The offer is presently scheduled to expire on November 26, 2001 (the "Expiration Date"), and we expect to cancel options on November 28, 2001, or as soon as possible thereafter (the "Cancellation Date").

   We will not be obligated to accept any options and grant and restricted stock pursuant to this offer if optionholders as a group tender options to purchase less than 46,755,234 shares of our common stock (95% of the aggregate shares underlying the Eligible Options and Special Options). However, we may choose to cancel options and grant restricted stock pursuant to this offer if options to purchase less than 46,755,234 shares of our common stock are tendered. This offer is also subject to other conditions. Participation in the offer is completely voluntary. The offer is subject to conditions that we describe in Section 7 of this Offer to Exchange.

   You may participate in the offer if you are a full-time U.S.-based employee of InfoSpace or its subsidiary Saraide Inc. hired on or before October 26, 2001, as of the date the offer commences and through the Cancellation Date. Employees of InfoSpace or one of its United States subsidiaries that are not paid through a U.S. payroll will not be entitled to participate in the offer. In order to actually receive the restricted stock pursuant to this offer, you must continue to be a full-time U.S.-based employee as of the date on which the restricted stock is granted. You may only tender outstanding vested and unvested options from the Restated 1996 Flexible Stock Incentive Plan (the "1996 Plan") or the 2001 Plan granted on or after February 6, 2001 which have an exercise price of $3.00 or more per share of the common stock underlying such options (the "Eligible Options"). You may only tender all or none of your Eligible Options with an exercise price of $3.00 or more. We will not accept partial tenders of options. Participating employees also will be required to surrender, in addition to the Eligible Options, all of their outstanding unexercised options having an exercise price of $3.00 or more per share (including options to purchase Saraide common stock) granted under the 1996 Plan, the 2001 Plan, the Go2Net Inc. 1996 Stock Option Plan, the Go2Net Inc. 2000 Stock Option Plan, the Silicon Investor, Inc. 1996 Stock Plan, the WEB 21 Stock Option Plan, the Authorize.Net Corporation 1999 Stock Incentive Plan, the IQC Corporation Option to Purchase Common Stock, the SaveSmart, Inc. 1997 Equity Incentive Plan, the Saraide.com Inc. 1998 Equity Incentive Plan, the InfoSpace, Inc. and Saraide Inc. 2000 Stock Plan and the INEX Corporation Share Option Plan regardless of when granted or whether vested or unvested (the "Special Options"). No restricted stock will be granted in exchange for the Special Options. In exchange for the Eligible Options you tender that are accepted for exchange and cancelled by us, you will receive one share of restricted stock for every four (4) shares of common stock underlying the Eligible Options you tender.

   If you tender options for exchange as described in this offer, we will issue you restricted stock under the 2001 Plan. The restricted stock will be available for issuance on the date the tendered options are accepted and cancelled. Regardless of the vesting schedules of the options that you tender to us, the restricted stock issued to you will vest after the date of issuance in equal amounts every three months beginning February 27, 2002, assuming that you meet the requirements for vesting specified in the restricted stock agreement between you and us. Until it vests, the restricted stock will be held in the custody of Paine Webber and will be subject to certain forfeiture provisions and transfer restrictions set forth in the restricted stock agreement. UNDER U.S. TAX LAWS, IF YOU DO NOT MAKE AN ELECTION UNDER SECTION 83(b) OF THE INTERNAL REVENUE CODE, THE VESTING OF YOUR RESTRICTED STOCK WILL RESULT IN YOUR RECOGNITION OF TAXABLE INCOME ON EACH VESTING DATE. IF YOU DO MAKE AN ELECTION UNDER SECTION 83(b) OF THE INTERNAL REVENUE CODE, YOU WILL RECOGNIZE TAXABLE INCOME FOR ALL OF THE SHARES ON THE DATE OF GRANT.

   As of October 25, 2001, the total number of option shares eligible for the offer is 29,661,690. Assuming that all of the Eligible Option shares are tendered for the exchange, we would issue up to 7,416,038 shares of restricted stock in exchange for shares underlying the Eligible Options, which is approximately 3% of our total shares outstanding following the issuance.

   ALTHOUGH OUR BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR OPTIONS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER OR NOT TO TENDER YOUR OPTIONS.

   Shares of InfoSpace common stock are traded on the Nasdaq National Market under the symbol "INSP." On October 26, 2001, the closing price of our common stock reported on the Nasdaq Stock Market was $1.67 per share.

   WE RECOMMEND THAT YOU EVALUATE CURRENT MARKET QUOTES FOR OUR COMMON STOCK, AMONG OTHER FACTORS, BEFORE DECIDING WHETHER OR NOT TO TENDER YOUR OPTIONS.

   THIS OFFER TO EXCHANGE HAS NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE "SEC") OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

   Questions about the offer or requests for assistance or for additional copies of (i) this Offer to Exchange; (ii) the letter from Naveen Jain dated October 29, 2001; (iii) the Election Form; and (iv) the Notice to Withdraw from the Offer should be directed to:

                            Brent Satterlee
                            InfoSpace, Inc.
                            601 108/th/ Avenue N.E., Suite 1200
                            Bellevue, Washington 98004
                            Tel. (425) 709-8008
                            Fax. (425) 201-6185
                            email: eo@infospace.com

                                   IMPORTANT

   If you wish to tender your options for exchange, you must complete and sign the Election Form in accordance with its instructions, and fax or hand deliver it and any other required schedules to Mr. Brent Satterlee at fax number (425) 201-6185 on or before 9:00 p.m. Pacific Standard Time on November 26, 2001.

   We are not making the offer to, and we will not accept any tender of options from or on behalf of, employees in any jurisdiction in which the offer or the acceptance of any tender of options would not be in compliance with the laws of that jurisdiction. However, we may, at our discretion, take any actions necessary for us to make the offer to employees in any of these jurisdictions.

   WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR OPTIONS THROUGH THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT AND IN THE RELATED LETTER FROM NAVEEN JAIN DATED OCTOBER 29, 2001, THE ELECTION FORM AND THE NOTICE TO WITHDRAW FROM THE OFFER. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                               TABLE OF CONTENTS


                                                                          Page
                                                                          ----
 1. Eligibility..........................................................  16
 2. Number of options; expiration date...................................  16
 3. Purpose of the offer.................................................  18
 4. Procedures for tendering options.....................................  19
 5. Withdrawal rights and change of election.............................  20
 6. Acceptance of options for exchange and issuance of restricted stock..  20
 7. Conditions of the offer..............................................  21
 8. Price range of shares underlying the options.........................  23
 9. Source and amount of consideration; terms of restricted stock........  23
10. Information concerning InfoSpace.....................................  26
11. Financial information................................................  26
12. Interests of directors and officers; transactions and arrangements concerning the options...............................................  29
13. Status of options acquired by us in the offer; accounting consequences of the offer............................................  31
14. Legal matters; regulatory approvals..................................  31
15. Material U.S. federal income tax consequences........................  31
16. Extension of offer; termination; amendment...........................  34
17. Fees and expenses....................................................  35
18. Additional information...............................................  35
19. Miscellaneous........................................................  36

                              SUMMARY TERM SHEET

   The following are answers to some questions that you may have about this offer. We urge you to read carefully the remainder of this Offer to Exchange and the accompanying materials because the information in this summary and in the introduction preceding the summary are not complete and may not contain all of the information that is important to you. We have included references to the relevant sections of this Offer to Exchange where you can find more complete descriptions of the topics in this summary.

1. Why are we making the offer?


   Our board of directors has authorized this exchange in order to provide eligible employees an incentive for their continued efforts and dedication. As a company, we are committed to employee ownership because it helps us attract and retain the best and brightest employees. (Page 18)


2. Who is eligible to participate in the offer?

   You are an employee eligible to participate in the offer (an "Eligible Employee") if (1) you are a full-time U.S. based employee of InfoSpace, Inc. or Saraide Inc. working in the U.S. and are paid through U.S. payroll, (2) you were hired on or before October 26, 2001, (3) you are employed by InfoSpace or one of its U.S. subsidiaries on the date this offer is made and remain employed as of the date the tendered options are accepted for exchange and the date the restricted stock is granted, and (4) you hold one or more options to purchase InfoSpace common stock granted on or after February 6, 2001 under the 2001 Nonstatutory Stock Option Plan (the "2001 Plan") or the Restated 1996 Flexible Stock Incentive Plan (the "1996 Plan").


   You are not eligible to participate in the offer if (1) you are a non-U.S. based employee of InfoSpace or one of its subsidiaries, (2) you were hired after October 26, 2001, (3) you are employed by InfoSpace or a U.S. subsidiary of InfoSpace, but you are paid through payroll outside the U.S. or only work part-time, (4) you are a non-employee member of our board of directors, (5) you are a consultant or contractor, or (6) you are not an Eligible Employee as described above. (Page 16)


3. If I meet the eligibility requirements, but I'm on an approved leave of absence during the election period, can I still participate?


   Yes. If you meet the eligibility requirements, but you are on an approved leave of absence during the election period, we will provide you documents relating to the offer, including, among other things, an Election Form. However, if you are absent for more than 50% of any given vesting period due to being on an approved leave of absence you would not receive any vesting for that period, and the vesting of your restricted stock will be suspended for that period. For any such vesting period in which an employee does not vest due to having been on an approved leave of absence for more than 50% of that vesting period, an additional vesting period will be added on to the end of the vesting schedule for that employee subject to the terms and conditions of the rest of this Offer to Exchange. (Page 16)


4. What securities are we offering to exchange?


   We are offering to exchange all stock options having an exercise price of $3.00 or more that were granted under our 2001 Plan and our 1996 Plan on or after February 6, 2001 ("Eligible Options") to Eligible Employees. In return for your tender of Eligible Options, you will receive a certain number of shares of restricted stock. Although we will not issue restricted stock in exchange for any Special Options (described below) you hold, if you elect to accept this offer, you must return also all your Special Options for cancellation. If you elect to participate in the exchange, you will also be eligible to receive a Supplemental Grant (described below). (Page 16)

5. What are the Special Options?


   The Special Options are all outstanding options you hold, other than Eligible Options, with exercise prices equal to or greater than $3.00 per share granted under: the 1996 Plan, the 2001 Plan, the Go2Net Inc. 1996 Stock Option Plan, the Go2Net Inc. 2000 Stock Option Plan, the Silicon Investor, Inc. 1996 Stock Plan, the WEB 21 Stock Option Plan, the Authorize.Net Corporation 1999 Stock Incentive Plan, the IQC Corporation Option to Purchase Common Stock, the SaveSmart, Inc. 1997 Equity Incentive Plan, the Saraide.com Inc. 1998 Equity Incentive Plan, the InfoSpace, Inc. and Saraide Inc. 2000 Stock Plan and the INEX Corporation Share Option Plan, regardless of when granted or whether vested or unvested. If you elect to participate in the offer, you will be required to tender all Special Options you hold. However, no restricted stock will be issued in exchange for the Special Options. (Page 17)


6. What is restricted stock?


   When you receive "restricted stock" you become a holder of shares of InfoSpace common stock. These shares are "restricted" because they are subject to forfeiture and restrictions on transfer until the restrictions lapse, at which time the shares "vest." The forfeiture and transfer restrictions will be set forth in a restricted stock agreement entered into by you and us. Once shares of restricted stock have vested, those shares will be yours to hold, transfer or sell as you desire, subject to applicable securities laws and payment of withholding taxes. In contrast, a stock option, when vested, gives the option holder a contractual right (subject to the terms and conditions of the option plan and option agreement) to purchase shares of common stock at a certain price for a specified period. (Page 24)


7. How many shares of restricted stock will I receive in exchange for the options I return?


   You will receive one (1) share of restricted stock for every four (4) shares covered by an Eligible Option that you tender. All fractional amounts will be rounded up. For example, assume that you tender an Eligible Option covering 3,750 shares. 3,750 shares divided by 4 equals 937.5. The restricted stock grant would be rounded up to 938 shares. (Page 17)



   You will not receive any restricted stock in exchange for the Special Options. However, if you elect to participate in the exchange, you may be eligible to receive a supplemental restricted stock grant ("Supplemental Grant") granted by the board of directors of InfoSpace, in its sole discretion. The board of directors has reserved approximately 8,000,000 shares of restricted stock to make the Supplemental Grants. The number of shares of restricted stock granted as Supplemental Grants, if any, will vary among employees. The terms of the Supplemental Grants will be the same as the terms of the restricted stock granted in exchange for the Eligible Options. Eligible Employees must participate in the exchange offer in order to be eligible to receive a Supplemental Grant. (Page 17)


8. If I elect to exchange eligible options, do I have to exchange all of my options or can I just exchange some of them?


   If you elect to participate in the exchange, you must tender all of your Eligible Options and Special Options. Partial tenders of Eligible Options and Special Options are not permitted. (Pages 17 and 21)


9. When will I receive my restricted stock?


   The restricted stock will be granted on November 28, 2001, unless we extend this Offer to Exchange or unless we decide to reject all tendered options. We expect to distribute the restricted stock agreements promptly after expiration of this Offer to Exchange and after we have accepted and cancelled the tendered options. Your award of restricted stock will be evidenced by a restricted stock agreement between you and us, but you will not receive a stock certificate for the restricted stock. Until the restricted stock vests, it will be held in the custody of Paine Webber. Generally, as the shares vest, they will be deposited into your account with Paine Webber, subject to payment of applicable withholding taxes. (Page 21)

10. What is the vesting schedule for the restricted stock?


   The shares of restricted stock will vest over a two-year period that will begin on the exchange date (assuming your continued employment). Subject to the terms and conditions of the 2001 Plan and the restricted stock agreement, 12.5% of the shares will vest every three-month period beginning on February 27, 2002 (February 27, 2002, May 27, 2002, August 27, 2002, November 27, 2002, February 27, 2003, May 27, 2003, August 27, 2003 and November 27, 2003). Vesting will only occur, however, if you are employed by InfoSpace or one of its subsidiaries through the respective vesting dates. Even if the options you exchange are partially or fully vested, the shares of restricted stock you receive will not be vested and will be subject to the new vesting period. (Page
24)



   If you are absent for more than 50% of any given vesting period due to being on an approved leave of absence, the vesting of your restricted stock will be suspended for that period. The vesting that you missed generally will be added on at the end of the regularly scheduled vesting period. For example, assume an employee goes out on an approved leave of absence on February 1, 2002 and returns on May 1, 2002. The employee would vest for the period ending on February 27, 2002 because he or she worked for more than 50% of that vesting period. He or she would not vest for the period ending on May 27, 2002 because he or she would have been on leave for more than 50% of that vesting period. An additional vesting period would be added on at the end and the employee would be scheduled to be 100% vested on February 27, 2004. (Page 25)


   If you change your status from full-time to part-time and your status is part-time for more than 50% of any given vesting period, vesting of your restricted stock will be suspended until the next period in which you are full-time for more than 50% of the given vesting period. The vesting period(s) that you missed will be added on at the end of the vesting schedule.


   In addition, certain members of senior management will be entitled to accelerated vesting of any unvested restricted stock if their employment is terminated as a result of an involuntary termination within 24 months following a change of control of InfoSpace. (Page 25)


11. Under what circumstances will I forfeit the restricted stock I receive in the exchange?


   Prior to vesting, your unvested restricted stock will be forfeited completely if you leave InfoSpace for any or no reason, including voluntary resignation or termination of your employment by us with or without cause. Whatever shares vest while you remain an InfoSpace employee are yours to keep even after you leave InfoSpace. However, as described in Question 10 above, certain members of senior management whose employment terminates within 24 months of a change of control may be entitled to receive accelerated vesting. Your restricted stock agreement will contain the particular provisions regarding the effect of an acquisition on your restricted stock. (Page 25)


12. What are the other restrictions on the restricted stock?


   The restrictions on the restricted stock you receive in this exchange will be set forth in your restricted stock agreement. Restricted stock generally may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of until the stock vests. Until then, the restricted stock will be held in the custody of Paine Webber. Once the restricted stock has vested, the stock will no longer be subject to forfeiture in connection with your employment with InfoSpace. (Page 24)


13. Will I receive a stock certificate representing the restricted stock?


   Your award of restricted stock will be evidenced by the restricted stock agreement between you and us, and you will not receive a stock certificate for the restricted stock. Until the restricted stock vests, it will be held in the custody of Paine Webber. Following each vesting date, if you are still employed by us, have signed the restricted stock agreement and related documents and have opened your account with Paine Webber, and subject to the terms and conditions of the 2001 Plan and the restricted stock agreement, 12.5% of the shares of your original award of restricted stock will be deposited into your Paine Webber account within approximately six business days, subject to payment of applicable withholding taxes. (Page 24)

14. Am I entitled to exercise any rights of ownership of restricted stock while the stock is subject to restriction?


   Once the restricted stock is granted, you will be treated as a stockholder. This will entitle you to voting, dividend and other stockholder rights (subject to the transfer and forfeiture restrictions of your restricted stock) with respect to all shares of restricted stock, whether vested or unvested. InfoSpace will deliver to you, by mail or otherwise, all notices of meetings, proxies and other materials distributed to all of our stockholders. (Page 24)


15. Are there conditions to the offer to exchange?


   We are not obligated to accept the tendered options if optionholders as a group tender options to purchase less than 46,755,234 of shares of our common stock (95% of the aggregate shares underlying the Eligible Options and Special Options). However, we may choose to cancel options and grant restricted stock pursuant to this offer if options to purchase less than 46,755,234 shares of our common stock are tendered. This offer is also subject to other conditions described in Section 7. (Page 22)



16. If I am eligible to participate in the exchange, will I be eligible to receive other option grants?



   InfoSpace will not issue any new options to an Eligible Employee for a period of at least six months from the date of the restricted stock grant, regardless of whether or not the Eligible Employee participates in the offer. We will defer the grant of new options to Eligible Employees because it is necessary for us to do so to avoid incurring compensation expense because of accounting rules that could apply to such interim option grants as a result of the offer. Therefore, Eligible Employees, regardless of whether they participate in the exchange, generally will not be eligible to receive any new option grants until the 2002 annual review currently scheduled for October 2002. (Page 21)



17. What happens if I choose not to participate in the exchange?



   If you choose not to accept the offer to exchange, the options you currently hold will remain outstanding without modification and you will remain eligible to receive future option grants. However, assuming we complete the exchange, we will not issue any new options to you or any other Eligible Employee for a period of at least six months from the date the restricted stock is issued regardless of whether you participate in the exchange. (Page 19)



   If you choose not to accept the offer, you will not receive a supplemental grant for which you might otherwise have been eligible.



   If Eligible Employees tender options representing less than 46,755,234 shares (95% of shares underlying Eligible Options and Special Options), we may elect not to complete the exchange. If we do not complete the exchange, our board of directors has not approved any plans to make additional stock option grants prior to the 2002 annual review, currently scheduled for October 2002, or otherwise issue the supplemental grants of restricted stock described in these offering materials. (Page 22)



   If any of your Eligible Options or Special Options qualify as "incentive stock options" for tax purposes and you choose not to tender them, the tax treatment of those options may be adversely impacted. (See Q&A number 20 and page 32)



18. What is the source of the common stock that will be used to exchange for my options?


   The restricted stock offered to option holders will be issued under the 2001 Plan and will be drawn from the pool of common stock currently authorized for issuance under that Plan. All options under the 1996 Plan and the 2001 Plan returned to us in the tender offer will be cancelled and those shares will be returned to the Plans from which they were granted, thereby permitting the issuance of the restricted stock under the 2001 Plan and providing additional stock for future awards under the 1996 Plan and 2001 Plan. (Page 23)



19. What are the U.S. tax effects for the restricted stock?


   Assuming you do not make an election under Section 83(b) of the Internal Revenue Code, you will have no taxable income at the time we grant you the restricted stock in exchange for your tendered Eligible Options. Instead, you will recognize ordinary income when (and if) the restricted stock vests. If you make a Section 83(b) election, you recognize ordinary income at the time of grant of the restricted stock. However, if you later forfeit the restricted stock, no tax deduction is allowed with respect to the forfeiture. That is, you will not receive any credit for taxes paid with respect to such forfeited stock. In all cases, the amount of ordinary income that you recognize will equal the fair market value of the shares at the time you recognize income.

   For example, if you receive 3,200 shares of restricted stock on November 28, 2001, 400 shares would vest every three months, beginning February 27, 2002.

   If you do not make an election under Section 83(b) of the Code, on or before December 27, 2001, you would recognize ordinary income for 400 shares on February 27, 2002 and the amount would be the closing price of our common stock on the following market trading day. If our stock price is $1.00 on February 28, 2002, you would recognize $400 of ordinary income. If on February 28, 2002, our stock price is $1.25, you would recognize $500 of ordinary income.

   If you do make an election under Section 83(b) of the Code, you would recognize ordinary income for all 3,200 shares on November 28, 2001, the date of grant. If our stock price is $1.00 on November 28, 2001, you would immediately recognize $3,200 of ordinary income. The subsequent vesting of the shares does not trigger additional recognition of ordinary income.


   Upon the subsequent sale of the shares, any gain or loss will be treated as capital gain or loss. Capital gains are grouped and netted by holding periods. Net capital gain on assets held twelve (12) months or less is taxed at your highest marginal income tax rate. Net capital gain on assets held for more than twelve (12) months is taxed currently at a maximum federal rate of 20%. Capital losses are first allowed in full against capital gains and then up to $3,000 against other income. (Page 31)


   PLEASE BE AWARE THAT THE STOCK PRICES LISTED ABOVE ARE ONLY BEING USED AS EXAMPLES. WE ARE NOT MAKING ANY REPRESENTATIONS, WARRANTIES OR COVENANTS THAT INFOSPACE'S STOCK PRICE WILL ACTUALLY ACHIEVE THE AMOUNTS INDICATED AS OF SUCH DATES OR ON ANY DATE.

   THE PREVIOUS DISCUSSION REGARDING TAXES IS INTENDED ONLY AS A SUMMARY OF THE GENERAL U.S. TAX LAWS THAT MAY APPLY TO THE RESTRICTED STOCK. THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES TO ANY PARTICULAR INDIVIDUAL WILL DEPEND UPON HIS OR HER INDIVIDUAL CIRCUMSTANCES. ACCORDINGLY, WE STRONGLY ADVISE YOU TO SEEK THE ADVICE OF A QUALIFIED TAX ADVISOR REGARDING YOUR PARTICIPATION IN THE OFFER.


20. If I have incentive stock options, what happens if I elect not to exchange them in this offer?



   We do not believe that our offer to you will change any of the terms of your incentive stock options if you do not accept the offer. However, the IRS may characterize our offer to you as a "modification" of options eligible for tender that qualify for favorable tax treatment as incentive stock options (but not non-qualified stock options), even if you decline the offer. A successful assertion by the IRS that the options are modified could extend the period of time that you are required to hold the options to qualify for favorable tax treatment and cause a portion of your incentive stock options to be treated as nonqualified stock options. (Page 32)

21. How will withholding taxes be handled when my restricted stock vests?


   At the time you recognize ordinary income (either upon vesting or, if you make an election under Section 83(b) of the Code, upon grant), we will have a withholding tax obligation, much like the obligation that arises when we pay your salary. This ordinary income will be reflected on your year-end W-2. In order to facilitate the payment of this withholding tax obligation, we have arranged with Paine Webber to sell a portion of your shares of restricted stock (including any Supplemental Grants) as they vest that is sufficient to pay the withholding obligation, and this arrangement will be reflected in your restricted stock agreement and your Irrevocable Standing Order to Sell Shares. Specifically, the following will happen:

  . You will be required to open an account with Paine Webber prior to the vesting of your shares of restricted stock. We will require you to sign and return the Irrevocable Standing Order to Sell Shares prior to any vesting of your shares. The Irrevocable Standing Order to Sell Shares includes provisions authorizing Paine Webber to sell a portion of your shares of restricted stock to pay withholding taxes.

     Note: If you are an executive of InfoSpace subject to the reporting requirements of Section 16 of the Securities Act of 1934, as amended, or you are a specifically named "Covered Person'' under the InfoSpace Company Policy Regarding Special Trading Procedures, you may be required to file with the SEC a 10b5-1 trading plan in lieu of signing and delivering an Irrevocable Standing Order to Sell Shares.

  . If you make a Section83(b) election, you must pay over to us the amount of the withholding taxes by check at the time of the election. If you do not pay over the amount of withholding taxes by check, your Section 83(b) election will not be effective and Paine Webber will rely on your standing order to sell that number of vested shares that is sufficient to obtain proceeds to satisfy the withholding tax obligation after each vesting date, as described below. You will pay Paine Webber's usual trade commission for this sale.

  . If you do not make a Section83(b) election, on one of three (3) market trading days immediately following each vesting date, Paine Webber will rely on your irrevocable standing order to sell that number of vested shares that is sufficient to obtain proceeds to satisfy the withholding tax obligation. You will pay Paine Webber's usual trade commission for this sale.

  . InfoSpace will estimate the amount of taxes to be withheld based on the closing stock price on the date of vesting. An estimate is needed because your actual taxable compensation will be determined using the closing price on the first market trading day following your vesting date. A schedule will be provided to Paine Webber on the vesting date(s) showing the shares to be sold for each employee to satisfy the estimated withholding taxes.

  . Shares will be sold in three blocks on the three consecutive trading days following the vesting date. You will be assigned to one of three trading groups that will rotate in selling order for each quarterly vesting date.

  . Your selling price will be reported by Paine Webber as the average sales price of the block of shares for the trading group that you were assigned to. This means that each of the three blocks may have a different selling price associated with the shares traded to pay withholding taxes and commissions. However, if you are an executive officer of InfoSpace subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended, or you are a specifically named "Covered Person" under the InfoSpace Company Policy Regarding Special Trading Procedures (Covered Persons will be notified by the Company), your shares will be sold in one-third increments over the three trading days following vesting and your selling price will be tracked separately and will be reported by Paine Webber as your actual sales price for your shares sold.

  . You may recognize a short-term capital gain or loss on the shares traded to pay your withholding taxes and commission based on the difference between the sales price of your shares sold to cover withholding and the amount of taxable income recognized on the vesting date (i.e. equal to the closing price of our stock on the trading day following your vesting date). Any proceeds from your trade not used to pay withholding taxes or commissions will be deposited into your Paine Webber account.

  . The amount of withholding taxes you owe will be based on the closing price of our stock on the next market trading day following the vesting date. We will attempt to estimate the correct number of vested shares to be sold to cover withholding taxes based on the price of our stock. However, it is possible that the proceeds obtained from the sale will be either too much or too little to satisfy the withholding tax obligations. In the event that excess proceeds are received, the excess will be deposited in your Paine Webber account. In the event that the proceeds received are insufficient to cover the withholding taxes, then we reserve the right to either instruct Paine Webber to sell additional vested shares or deduct the necessary amount from your wages.


   By participating in this exchange and signing the restricted stock agreement and Irrevocable Standing Order to Sell Shares, you will authorize us and Paine Webber to take the above actions to pay withholding taxes. In the event there is not a market in our common stock, we will have the right to make other arrangements to satisfy the withholding obligations. (Page 33)



22. When can I sell my shares of restricted stock?


   You may generally sell your shares once they have become vested pursuant to the terms of your restricted stock grant and the terms of the 2001 Plan. Included with the offering materials will be information and instructions regarding setting up your account with Paine Webber.

   The scheduled vesting dates for the restricted stock grants are as follows:
February 27, 2002, May 27, 2002, August 27, 2002, November 27, 2002, February 27, 2003, May 27, 2003, August 27, 2003, and November 27, 2003.


   The vested shares (less the shares held back for tax withholding) will be deposited to your Paine Webber account on the morning of the next trading day following each vesting date. Once sufficient shares have been sold to cover your tax obligations and Paine Webber's commission, any remaining shares will be deposited in your account approximately six business days after the vesting date. This delay is necessary to allow adequate time for Paine Webber to sell the shares to pay the taxes and for your account to be reconciled. (Page 24)



23. How do I exchange my options for restricted stock pursuant to the offer?


   In connection with the offer, we are providing you a packet of information, which includes, among other things, a cover letter describing the offer. Additionally, there will be included an Election Form that Brent Satterlee must receive by 9:00 p.m., Pacific Standard Time, on November 26, 2001, stating whether or not you intend to participate in the offer. You may mail your Election Form to Brent's attention at: 601 108th Avenue N.E., Suite 1200, Bellevue, Washington 98004. It also is acceptable to fax your signed Election Form to Brent at (425) 201-6185 on or before the above deadline and mail the original. If you do not hand it in, or it is not timely received by us, you will not be able to participate.


   We will send an e-mail three (3) business days prior to the expiration of the offer to confirm whether your Election Form has been received or alerting you that it has not yet been received. We will send a final confirmation e-mail following the expiration of the offer to confirm what remaining forms were received. However, these e-mails do not constitute acceptance of the options for exchange. (Page 19)



24. When does the offer to exchange expire? Can the offer be extended, and if so, how will I know if it is extended?



   The offer expires on November 26, 2001 at 9:00 p.m., Pacific Standard Time. Although we do not currently intend to do so, we may, in our discretion, extend the offer at any time. If the offer is extended we will make a public announcement of the extension no later than 6:00 a.m. Pacific Standard Time, on the next business day following the previously scheduled expiration of the offer period. (Page 19)

25. During what period of time may I withdraw my previously tendered options?



   You may withdraw your tendered options at any time before 9:00 p.m., Pacific Standard Time, on November 26, 2001. If we extend the offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. To withdraw tendered options, you must deliver to Brent Satterlee in the Bellevue office a completed Notice to Withdraw From the Offer while you still have the time to withdraw the tendered options. Once you have withdrawn your options, you may re-tender them only by following the delivery procedures described in this offer. (Page 20)



26. Do I have to return an election form if I do not want to exchange my options?



   Whether you accept the offer or not, we urge you to complete and deliver the Election Form to Brent Satterlee by the deadline specified above. Although we would appreciate receiving your Election Form, if you do not deliver it to us, you will be deemed to have rejected this offer. (Page 19)



27. What happens to my options if I do not accept the offer or if my options are not accepted for exchange?


   If you do not accept the offer, or if we do not accept all tendered options, you will keep all of your current options, including any Special Options, and you will not receive any restricted stock. The options will retain their current exercise prices and vesting schedule until you exercise them or they expire by their terms. However, if you currently have incentive stock options that are eligible to be tendered under this offer and you do not accept the offer, see Question 19 above. (Page 9)


28. What happens to my options if after I tender my options, I cease to be an employee of InfoSpace?


   If you cease to be an employee of InfoSpace prior to the expiration of the offer, you may withdraw your tendered options and exercise them to the extent they are vested and in accordance with their terms. In this event, you will not receive any restricted stock.

   If you cease to be an employee of InfoSpace after we accepted and cancelled your tendered options, you will have no rights with respect to those options and they will not be reissued and returned to you for any reason. (Page 16)

   This offer does not change the "at-will" nature of your employment with us in any way and your employment may be terminated by us or by you at any time.


29. What happens if an outside party acquires InfoSpace?


   If we are acquired prior to the expiration of the offer, you may withdraw your tendered options and have the rights afforded to you under the particular stock plan and your existing stock option agreements evidencing those options.


   If you continue employment after a buyer acquires control of InfoSpace, the buyer generally will assume your unvested restricted stock and your vesting schedule would continue. Rather than receiving shares of stock in InfoSpace, you would in all likelihood receive shares of stock in the buyer, cash or a combination of both when you vest. Certain members of senior management who do not continue employment after a buyer acquires InfoSpace may be entitled to receive certain accelerated vesting. Your restricted stock agreement will contain the particular provisions regarding the effect of an acquisition on your restricted stock. (Page 25)



30. What do we and our board of directors think of this offer to exchange?


   Although our board of directors has approved this offer, neither we nor our board of directors makes any recommendation as to whether you should tender or refrain from tendering your options. You should evaluate your situation and consult with your personal tax, financial or legal advisor to determine whether or not to participate in the exchange. We recommend that you evaluate current market quotes for our market stock, among other factors, before deciding whether or not to participate in the exchange. (Page 19)



31. What are the accounting consequences to the Company of making this offer?



   InfoSpace will record an expense based on the stock's value on the date of grant. This amount will be expensed as a compensation expense as the restricted stock vests. The shares of restricted stock issued in exchange will not be treated as variable awards for financial accounting purposes. As a result of this offer, all options that are eligible to be tendered but that are not tendered and accepted may be treated for financial reporting purposes as variable awards. This means that we may be required to record non-cash stock compensation charges reflecting any increases and decreases in the price of InfoSpace's common stock. The higher the market value of our common stock, the greater the non-cash stock compensation expense we would have to record. We would have to continue to reflect the impact of increases and decreases in the price of InfoSpace's common stock in InfoSpace's statement of operations until the options are exercised, forfeited or terminated. Options which were eligible but not tendered in this offer and accepted will retain their original term, which is generally ten (10) years, subject to earlier expiration of the option upon the occurrence of certain events, such as the optionee's termination of employment. (Page 31)



32. Who can I talk to if I have questions about this offer?


   All questions should be directed to the Exchange Offer Hotline at eo@infospace.com or (425) 709-8008. We will attempt to respond to e-mail inquiries within 24-48 hours.


33. What else should I know about this Offer to Exchange?


   We may update this Offer to Exchange in the future by furnishing to participants an appendix, memorandum, notice or replacement page containing updated information. We generally will not send you a new Offer to Exchange, except upon request. Accordingly, you should keep this Offer to Exchange for future reference.

   You should rely on the information incorporated by reference or provided in this Offer to Exchange or any supplement to this Offer to Exchange. We have not authorized anyone to provide you with different or additional information. We are not making an offer to sell any stock in any state or country where the offer is not permitted. You should not assume that the information in this Offer to Exchange or any supplement to this Offer to Exchange is accurate as of any date other than the date on the front of this document.

   The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "1934 Act").

   1. Our latest annual report filed pursuant to Section 13(a) or 15(d) of the 1934 Act or the latest prospectus filed pursuant to Rule 424(a) under the Securities Act of 1933 (the "1933 Act") which contains, either directly or by incorporation by reference, audited financial statements for our latest fiscal year for which such statements have been filed.

   2. All other reports and proxy statements filed pursuant to Section 13(a) or 15(d) of the 1934 Act since the end of the fiscal year covered by the annual report or prospectus referred to in paragraph (1) above.

                  CERTAIN RISKS OF PARTICIPATING IN THE OFFER

   Participation in the offer involves a number of potential risks, including those described below. This list and the risk factors under the heading entitled "Factors Affecting Our Operating Results, Business Prospects and Market Price of Stock" in InfoSpace's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed on April 2, 2001, and under the heading entitled "Factors Affecting Future Results" in InfoSpace's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, filed on August 13, 2001, highlight the material risks of participating in this offer. Eligible employees should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participant in the offer. In addition, we strongly urge you to read the rest of this Offer to Exchange, the related letter from Naveen Jain, Chairman and Chief Executive Officer of InfoSpace, dated October 29, 2001, the Election Form and the Notice to Withdraw from the Offer and our entire Annual Report on Form 10-K for the fiscal year ended December 31, 2000 before deciding whether the participate in the exchange offer.

                                ECONOMIC RISKS

You may lose the potential benefit of any vested options that you tender in this offer.

   Your shares of restricted stock are scheduled to vest ratably in eight equal installments every three months commencing February 27, 2002. You will receive restricted stock with a new vesting schedule and lose the benefit of vesting that has already occurred with respect to your Eligible Options and you will receive no restricted stock for the Special Options you tender. You will generally forfeit any portion of the restricted stock you receive in this offer that is not vested when your service with us terminates for any reason. In such case, your unvested restricted stock will expire and will not continue to vest. If your service with us is terminated for any reason prior to February 27, 2002, you generally will forfeit all of your restricted stock. If your service with us is terminated for any reason prior to November 27, 2003, the last regularly scheduled vesting date of the restricted stock (or later, in the case of certain leaves of absence), you may lose the potential benefit of any vested options you tender in this offer.

You may benefit from an increase in the trading price of our common stock to a lesser extent if you tender your options in this offer.

   If the trading price of our common stock increases after this offer, of which we can give you no assurance whatsoever, you may benefit to a lesser extent if you tender your options. You are eligible to receive one (1) share of restricted stock for every four (4) shares of common stock covered by your Eligible Options and you are not eligible to receive any shares of restricted stock for any shares covered by your Special Options. If the trading price of our common stock increases above the exercise price of your tendered options, because of the higher number of option shares, you may benefit more from holding the options. We advise you to consult with your financial advisor regarding the potential benefits of holding your options at different trading prices of our common stock.

                               TAX-RELATED RISKS

You may incur tax liability in connection with receiving your restricted stock but never recognize any benefit from your restricted stock, or incur tax liability in excess of the amount you receive upon sale of your restricted stock.

   If you do not make an election under Section 83(b) of the Internal Revenue Code, upon the vesting of your restricted stock, you will be required to recognize additional income in an amount equal to the fair market value of the restricted stock that vests, determined on the day after the shares vest. If the trading price of our common stock decreases after a vesting date and your shares are subsequently sold, you may receive an amount from the sale of your restricted stock that is less than your tax liability.

   If you make a Section 83(b) election, you will be required to recognize taxable income at the time you receive your restricted stock in an amount equal to the fair market value of the restricted stock you receive on that date. If you make a Section 83(b) election and subsequently forfeit your shares of restricted stock, you will receive nothing from the forfeiture of your restricted stock to offset your tax liability. Also, if the trading price of our common stock decreases after you receive your restricted stock, and your restricted stock subsequently vests, you may receive an amount from the sale of your restricted stock that is less than your tax liability.

Even if you elect not to participate in the exchange, your incentive stock options may be affected.

   We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the exchange. We also believe that the exchange will not change the U.S. federal income tax treatment of subsequent grants and exercises of your incentive stock options (and sales of shares acquired upon exercises of such options) if you do not participate in the exchange.

   However, the Internal Revenue Service may characterize our offer to you as a "modification" of those incentive stock options, even if you decline the offer. A successful assertion by the Internal Revenue Service that your incentive stock options are modified would extend your required holding period with respect to the shares purchased under those options in order to qualify all of the gain on a subsequent sale of those shares as long-term capital gain. That extended holding period for long-term capital gain would require that any taxable sale or disposition of the shares not take place until the later of (i) two (2) years from the date of the deemed modification of your incentive stock options, or (ii) one (1) year from the date of the option exercise for those shares. In addition, such a deemed modification may also cause a portion of your incentive stock options to be treated as non-qualified stock options upon exercise.

                            BUSINESS-RELATED RISKS

   For a description of risks related to InfoSpace's business, please see
Section 19 of this Offer to Exchange.

                                   THE OFFER

   1. Eligibility.

   You are an employee eligible to participate in the offer (an "Eligible Employee") if:

      (1) you are a full-time (30 hours or more per week) U.S.-based employee of InfoSpace, Inc. or Saraide Inc. (the "Company's U.S. subsidiaries") working in the U.S. and are paid through U.S. payroll;

      (2) you were hired on or before October 26, 2001;

      (3) you are employed by InfoSpace or one of its U.S. subsidiaries on the date this offer is made and remain employed as of the date the tendered options are accepted for exchange and the date the restricted stock is granted; and

      (4) you hold one or more eligible options to purchase InfoSpace common stock granted on or after February 6, 2001 under the 2001 Nonstatutory Stock Option Plan (the "2001 Plan") or the Restated 1996 Flexible Stock Incentive Plan (the "1996 Plan").

   You are not eligible to participate in the offer if:

      (1) you are a non-U.S. based employee of InfoSpace or one of its subsidiaries;

      (2) you were hired after October 26, 2001;

      (3) you are employed by InfoSpace or a U.S. subsidiary of InfoSpace, but you are paid through payroll outside the U.S. or only work part-time;

      (4) you are a non-employee member of our board of directors;

      (5) you are a consultant or contractor; or

      (6) you are not an Eligible Employee as described above.

   If you meet the eligibility requirements, but you are on an approved leave of absence during the election period, you are still eligible to participate in the offer. However, if you are absent for more than 50% of any given vesting period due to being on an approved leave of absence you would not vest for that period, and the vesting of your restricted stock will be deferred. For any such vesting period in which an employee does not vest due to having been on an approved leave of absence for more than 50% of that vesting period, an additional vesting period will be added on to the end of the vesting schedule for that employee subject to the terms and conditions of the rest of this Offer to Exchange.

   2. Number of options; expiration date.

   Subject to the terms and conditions of the offer, we will exchange all outstanding, unexercised Eligible Options held by Eligible Employees that are properly tendered in accordance with Section 4 and not validly withdrawn before the "expiration date," as defined below, in return for shares of "restricted stock," as defined in Section 9. We are offering to exchange all stock options having an exercise price of $3.00 or more that were granted under our 2001 Plan and our 1996 Plan on or after February 6, 2001 ("Eligible Options") to Eligible Employees. In return for your tender of Eligible Options, you will receive a certain number of shares of restricted stock.

   Although we will not issue restricted stock in exchange for any "Special Options" you hold, if you elect to accept this offer, you must return all your Special Options for cancellation. The Special Options are all outstanding options you hold, other than Eligible Options, with exercise prices equal to or greater than $3.00 per share granted under:

  .  the 1996 Plan,

  .  the 2001 Plan,

  .  the Go2Net Inc. 1996 Stock Option Plan,

  .  the Go2Net Inc. 2000 Stock Option Plan,

  .  the Silicon Investor, Inc. 1996 Stock Plan,

  .  the WEB 21 Stock Option Plan,

  .  the Authorize.Net Corporation 1999 Stock Incentive Plan,

  .  the IQC Corporation Option to Purchase Common Stock,

  .  the SaveSmart, Inc. 1997 Equity Incentive Plan,

  .  the Saraide.com Inc. 1998 Equity Incentive Plan,

  .  the InfoSpace, Inc. and Saraide Inc. 2000 Stock Plan, and

  .  the INEX Corporation Share Option Plan,

regardless of when granted or whether vested or unvested. If you elect to participate in the offer, you will be required to tender all Special Options you hold. You will not receive any restricted stock in exchange for the Special Options. However, if you elect to participate in the exchange, you will be eligible to receive a supplemental restricted stock grant (the "Supplemental Grant") granted by the board of directors of InfoSpace, in its sole discretion. The number of shares of restricted stock granted as Supplemental Grants, if any, will vary among employees. The terms of the Supplemental Grants will be the same as the terms of the restricted stock granted in exchange for the Eligible Options. Eligible Employees must participate in the exchange offer in order to be eligible to receive a Supplemental Grant.

   You will receive one share of restricted stock for every four (4) shares covered by an Eligible Option that you tender. All fractional amounts will be rounded up. For example, assume that you tender an Eligible Option covering 3,750 shares. 3,750 shares divided by 4 equals 937.5. The restricted stock grant would be rounded up to 938 shares. We will not accept partial tenders of options. Therefore, you may tender options for all or none of the shares subject to your Eligible Options. Participating employees also will be required to surrender, in addition to the Eligible Options, all of their Special Options. No restricted stock will be granted in exchange for the Special Options. We presently expect to cancel all tendered options on or about November 28, 2001.

   If you cease to be an employee of InfoSpace prior to the expiration of the offer, you may withdraw your tendered options and exercise them to the extent they are vested and in accordance with their terms. In this case, you will not receive any restricted stock. If you cease to be an employee of InfoSpace after we have accepted and cancelled your tendered options, you will have no rights with respect to those options and they will not be reissued and returned to you for any reason. In this case, you will be entitled to keep any vested shares of restricted stock as of your date of termination. These forfeiture provisions will apply regardless of whether you quit with or without good reason, we terminate your employment with or without cause or your employment is terminated because of death or disability. This offer does not change the "at-will" nature of your employment with us in any way and your employment may be terminated by us or by you at any time.

   The term "expiration date" means 9:00 p.m., Pacific Standard Time, on November 26, 2001, unless and until we, in our sole discretion, have extended the period of time during which the offer will remain open, in which event the term "expiration date" refers to the latest time and date at which the offer, as so extended, expires. See Section 16 of this Offer to Exchange for a description of our rights to extend, delay, terminate and amend the offer.

   If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action:

  . we increase or decrease the amount of consideration offered for the options,

  .  we decrease the number of options eligible to be tendered in the offer, or

  . we increase the number of options eligible to be tendered in the offer by an amount that exceeds 2% of the shares issuable upon exercise of the options that are subject to the offer immediately prior to the increase.

   If the offer is scheduled to expire at any time earlier than the tenth
(10th) business day from, and including, the date that notice of the increase or decrease is first published, sent or given in the manner specified in
Section 16 of this Offer to Exchange, we will extend the offer so that the offer is open at least ten (10) business days following the publication, sending or giving of notice.

   We will also notify you of any other material change in the information contained in this Offer to Exchange.

   For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Standard Time.

   3. Purpose of the offer.

   We previously issued the Eligible Options to:

  . provide our employees with additional incentives and to promote the success of our business, and

  .  encourage our employees to continue their employment with us.

   Our board of directors has authorized this exchange in order to provide Eligible Employees an incentive for their continued efforts and dedication. As a company, we are committed to employee ownership because it helps us attract and retain the best and brightest employees.

   We continually evaluate strategic opportunities as they arise, including business combination transactions, capital infusions and the purchase or sale of assets. We also routinely grant options to our employees and non-employee directors and offer stock pursuant to our 1998 Employee Stock Purchase Plan. Subject to the foregoing, and except as otherwise disclosed in this Offer to Exchange or in our filings with the SEC, we presently have no definitive plans or binding proposals that relate to or would result in:

    (a)any extraordinary transaction, such as a merger, reorganization or liquidation;

    (b)any purchase, sale or transfer of a material amount of assets of our assets or the assets of our subsidiaries;

    (c)any material change in our present dividend policy or in our indebtedness;

    (d)any change in our present board of directors or management;

    (e)any material changes in our corporate structure or business;

    (f)our common stock not being authorized for quotation in an automated quotation system operated by a national securities exchange;

    (g)our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934;

    (h)the suspension of our obligation to file reports with the SEC pursuant to Section 15(d) of the Securities Exchange Act of 1934; or

    (i)any change in our certificate of incorporation or bylaws or any actions which may impede the acquisition of control of us by an person.

   NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU ARE URGED TO EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO EXCHANGE, THE LETTER FROM NAVEEN JAIN DATED OCTOBER 29, 2001, THE ELECTION FORM, AND THE NOTICE TO WITHDRAW FROM THE OFFER AND TO CONSULT YOUR OWN INVESTMENT AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER OR NOT TO TENDER YOUR OPTIONS FOR EXCHANGE.

   4. Procedures for tendering options.

   Proper Tender of Options.


   To validly tender your eligible options, you must, in accordance with the terms of the Election Form, properly complete, execute and deliver the Election Form via facsimile or hand delivery to Brent Satterlee, along with any other required documents. Whether you accept the offer or not, we urge you to complete and deliver the Election Form to Brent Satterlee. Mr. Satterlee must receive all of the required documents before the expiration date. The expiration date is 9:00 p.m., Pacific Standard Time, on November 26, 2001. If you do not hand it in, or it is not timely received by us, you will not be able to participate.


                            Brent Satterlee
                            InfoSpace, Inc.
                            601 108/th/ Avenue N.E., Suite 1200
                            Bellevue, Washington 98004
                            Fax. (425) 201-6185

   The delivery of all documents, including Election Forms and any Notice to Withdraw from the Offer, is at your risk. We intend to confirm the receipt of your Election Form within three business days prior to the expiration of the offer and we will send a final confirmation e-mail following the expiration of the offer to confirm what remaining forms were received. However, these e-mails do not constitute acceptance of the options for exchange. If you have not received such a confirmation of receipt, it is your responsibility to ensure that we have received your Election Form.

  Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.


   We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. Although we anticipate that we will accept properly and timely tendered options that are not validly withdrawn, we reserve the right to reject any or all tenders of options for any reason, including tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular Eligible Employee, provided that if we grant any such waiver, it shall be granted to all Eligible Employees and tenders of options. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Eligible Employee or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the offer period, subject only to any extension which we may grant in our sole discretion.


  Our Acceptance Constitutes an Agreement.

   Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer. OUR ACCEPTANCE FOR EXCHANGE AND CANCELLATION OF THE

OPTIONS TENDERED BY YOU THROUGH THE OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER. As noted above, we reserve the right to reject any or all tenders of options for any reason, including tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept.

   Subject to our rights to extend, terminate and amend the offer, we presently expect that we will accept all properly tendered options that have not been validly withdrawn promptly after the expiration of the offer.

   5. Withdrawal rights and change of election.

   You may only withdraw your tendered options or change your election in accordance with the provisions of this section.

   You may withdraw your tendered options at any time before 9:00 p.m., Pacific Standard Time, on November 26, 2001. If we extend the offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. We expect to accept all properly tendered options promptly after the expiration of the offer on November 26, 2001, and we expect to cancel all accepted options on or about November 28, 2001. If, however, we have not accepted your tendered options for exchange by 9:00 p.m., Pacific Standard Time, on December 24, 2001, you may withdraw your tendered options at any time after December 24, 2001, until they are accepted and cancelled.

   To validly withdraw tendered options, you must deliver to InfoSpace,
Attention: Brent Satterlee via facsimile (425-201-6185) or hand delivery, in accordance with the procedures listed in Section 4 above, a signed and dated Notice to Withdraw from the Offer, with the required information, while you still have the right to withdraw the tendered options.

   If you first decline to participate in the offer and then decide to participate, you must deliver a new Election Form to InfoSpace, Attention:
Brent Satterlee via facsimile (425-201-6185) or hand delivery, in accordance with the procedures listed in Section 4 above prior to the expiration date. If you deliver a new Election Form that is properly signed and dated, it will replace any previously submitted Election Form, which will be disregarded. The new Election Form must be signed and dated.

   Except as described in the following sentences of this paragraph, the Election Form and the Notice to Withdraw from the Offer must be executed by the Eligible Employee whose name appears on the option agreement or agreements evidencing such options. If the Eligible Employee's name has legally been changed since the signing of the option agreement, the Eligible Employee must submit proof of the legal name change. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in that capacity must be indicated.

   You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly tendered for purposes of the offer, unless you properly re-tender those options before the expiration date by following the procedures described in Section 4.

   Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice to Withdraw from the Offer or any new or amended Election Form, nor will anyone incur any liability for failure to give any notice. We will resolve, in our discretion, all questions as to the form and validity, including time of receipt, of any Notices to Withdraw from the Offer and any new or amended Election Forms. Our determination of these matters will be final and binding.

   6. Acceptance of options for exchange and issuance of restricted stock.

   Upon the terms and conditions of the offer and promptly following the expiration date, we will accept for exchange and will cancel those Eligible Options that are properly tendered and not validly withdrawn before the expiration date. Once the options are cancelled, you will no longer have any rights with respect to those options. Subject to the terms and conditions of this offer, if your options are properly tendered and accepted for exchange, these options will be cancelled promptly after the date of our acceptance, which we anticipate to be on or about November 28, 2001, and we will forward to you, as soon as practicable, a restricted stock agreement for execution in connection with the issuance to you of restricted stock.

   The restricted stock will be granted under the 2001 Plan on November 28, 2001, unless we extend this Offer to Exchange or unless we decide to reject all tendered options. We expect to distribute the restricted stock agreements promptly after expiration of this Offer to Exchange and after we have accepted and cancelled the tendered options. Your award of restricted stock will be evidenced by a restricted stock agreement between you and us, but you will not receive a stock certificate for the restricted stock. Until the restricted stock vests, it will be held in the custody of Paine Webber.

   Generally, as the shares vest, they will be deposited into your account with Paine Webber, subject to payment of applicable withholding taxes. Following each vesting date, if you are still employed by us, have signed the restricted stock agreement and related documents and have opened your account with Paine Webber, 12.5% of the shares of your original award of restricted stock will be deposited into your Paine Webber account within approximately six business days, subject to payment of applicable withholding taxes.

   We will not accept partial tenders of your Eligible Options or Special Options. However, you may tender the remaining portion of an option which you have partially exercised. Accordingly, to participate in the offer, you must tender all of your unexercised Eligible Options and Special Options whether or not such options are partially exercised.

   InfoSpace will not issue any new options to Eligible Employees for a period of at least six months from the date of the restricted stock grant, regardless of whether or not the Eligible Employee participates in the offer. We will defer the grant of new options to Eligible Employees because it is necessary for us to do so to avoid incurring compensation expense because of accounting rules that could apply to these interim option grants as a result of the offer. Therefore, Eligible Employees generally will not be eligible to receive any new option grants until the 2002 annual review in October 2002.

   If you do not accept the offer, or if we do not accept any returned options, you will keep all of your current options, including any Special Options, and you will not receive any restricted stock. The options will retain their current exercise prices and vesting schedule until you exercise them or they terminate or expire by their terms.

   Within three (3) business days prior to the expiration of the offer, we intend to e-mail you a confirmation of receipt. However, this is not by itself an acceptance of your options for exchange. For purposes of the offer, we will not be deemed to have accepted your options for exchange until such time as of when we have given oral or written notice to the Eligible Employees generally of such acceptance of such options for exchange, which notice may be made by press release. Subject to our rights to extend, terminate and amend the offer, we presently expect that we will accept all properly tendered options that are not validly withdrawn promptly after the expiration of the offer. Options accepted for exchange will be cancelled on the Cancellation Date, which we presently expect to be on or about November 28, 2001. We currently anticipate announcing our decision to accept or reject the exchange offers on or about November 28, 2001.

   7. Conditions of the offer.


   Notwithstanding any other provision of the offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or after October 29, 2001, and prior to the Expiration Date, any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any case and regardless of the circumstances giving rise to the event, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with such acceptance and cancellation of options tendered for exchange:

  . there shall have been threatened or instituted or be pending any action or proceeding by any governmental, regulatory or administrative agency or authority that directly or indirectly challenges the making of the offer, the acquisition of some or all of the tendered options pursuant to the offer, the issuance of restricted stock, or otherwise relates in any manner to the offer, or that, in our reasonable judgment, could materially and adversely affect our business, condition, income, operations or prospects or materially impair the contemplated benefits of the offer to InfoSpace;

  . there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or InfoSpace, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

     (i) make the acceptance for exchange of, or issuance of restricted stock for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the offer or that otherwise relates in any manner to the offer;

     (ii)delay or restrict our ability, or render us unable, to accept for exchange, or issue restricted stock for, some or all of the tendered options;


    (iii)materially impair (such as by increasing the accounting or other costs of the offer to InfoSpace) the contemplated benefits of the offer to InfoSpace, where the contemplated benefits include the opportunity for us to align employee and stockholder interests and offer Eligible Employees a valuable incentive to stay with InfoSpace and to achieve high levels of performance; or


     (iv)materially and adversely affect InfoSpace's business, condition, income, operations or prospects or materially impair the contemplated benefits of the offer to InfoSpace;

  . a tender or exchange offer for some or all of our shares, or a merger or acquisition proposal for InfoSpace, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed;

  . the number of tendered options underlying shares of our common stock is not sufficient to make the exchange worthwhile to InfoSpace; specifically, we will not be obligated to cancel any options and grant any restricted stock pursuant to this offer if optionholders as a group tender options to purchase less than 46,755,234 shares of our common stock (95% of the aggregate shares underlying the Eligible Options and Special Options). However, we may choose to cancel options and grant restricted stock pursuant to this offer if options to purchase less than 46,755,234 shares of our common stock are tendered.

  . any change or changes shall have occurred in InfoSpace's business, condition, assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to InfoSpace or may materially impair the contemplated benefits of the offer to InfoSpace;

  . any general suspension of trading in, or limitation on prices for, securities on any national securities exchange, the Nasdaq stock market or the over-the-counter market; or

  . any actual or anticipated change in United States generally accepted accounting principles which could materially and adversely effect the manner in which we are required for financial accounting purposes to account for the offer.

   The conditions to the offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

   8. Price range of shares underlying the options.

   The shares underlying your options are currently traded on the Nasdaq National Market under the symbol "INSP." The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by the Nasdaq National Market, as adjusted for stock dividends and stock splits.

                                                            High      Low
                                                          --------- --------
   Fiscal Year 2001:
      Quarter ended March 31, 2001....................... $  9.8750 $ 2.0625
      Quarter ended June 30, 2001........................    5.6500   1.5625
      Quarter ended September 30, 2001...................    3.7900   1.0600

   Fiscal Year 2000:
      Quarter ended March 31, 2000....................... $138.5000 $40.2500
      Quarter ended June 30, 2000........................   78.2500  37.1250
      Quarter ended September 30, 2000...................   60.0000  25.5000
      Quarter ended December 31, 2000....................   31.3125   5.4375

   Fiscal Year 1999:
      Quarter ended March 31, 1999....................... $ 12.4063 $ 3.5625
      Quarter ended June 30, 1999........................   18.1563   8.8125
      Quarter ended September 30, 1999...................   14.7345   9.2188
      Quarter ended December 31, 1999....................   54.2500   9.6875

   As of October 26, 2001, the last reported sale price during regular trading hours of our common stock, as reported by the Nasdaq National Market, was $1.67 per share.

   WE RECOMMEND THAT YOU EVALUATE CURRENT MARKET QUOTES FOR OUR COMMON STOCK, AMONG OTHER FACTORS, BEFORE DECIDING WHETHER OR NOT TO TENDER YOUR OPTIONS.

   9. Source and amount of consideration; terms of restricted stock.

  Consideration.

   We will issue shares of common stock subject to certain vesting restrictions (the "restricted stock") under our 2001 Plan in exchange for the Eligible Options properly tendered to and accepted for exchange and cancelled by us. Participating employees will also be required to surrender any Special Options. We will cancel all surrendered Special Options but no restricted stock will be granted for the Special Options. We will issue one share of restricted stock for each four shares of common stock underlying the tendered Eligible Options which we accept and cancel in accordance with the terms of this offer with fractional shares rounded up to the nearest whole share. In addition, Eligible Employees who participate in the exchange will be eligible to receive a Supplemental Grant of restricted stock under the 2001 Plan, as determined in the sole discretion of the board of directors. If we receive and accept tenders of all Eligible Options from all Eligible Employees, subject to the terms and conditions of this offer, we will issue 7,416,038 shares of restricted stock in exchange for the shares underlying the Eligible Options. These shares would equal approximately 3% of the total shares of our common stock outstanding as of October 25, 2001.

  Terms of Restricted Stock.

   The following description of the terms of the restricted stock is a summary and is not complete. The description is subject to, and qualified in its entirety by reference to, all provisions of the 2001 Plan and the forms of restricted stock agreement. The 2001 Plan, as amended, and the forms of restricted stock agreement have been filed with the SEC as exhibits to the Schedule TO. Please contact us by email at eo@infospace.com or at 601 108/th/ Avenue N.E., Suite 1200, Bellevue, Washington 98004, Attention: Brent Satterlee, (telephone: 425-709-8008), to receive a copy of the 2001 Plan or the restricted stock agreements. We will promptly furnish you with copies of these documents at our expense.

  General.

   Awards of restricted stock under the 2001 Plan may be made to employees and consultants of InfoSpace and its subsidiaries. At present, 25,000,000 shares of common stock are reserved for issuance under our 2001 Plan. Under the terms of the 2001 Plan, the shares of common stock underlying an option cancelled as part of this offer are available for subsequent grants under the 2001 Plan. We have amended the 2001 Plan in connection with this offer, a copy of which is attached to the Schedule TO as Exhibit (d)(1).

   The restricted stock issued under the 2001 Plan will be evidenced by a restricted stock agreement between us and each Eligible Employee whose tendered Eligible Options are accepted and cancelled in the offer. The restricted stock agreement will contain the vesting provisions and other restrictions applicable to the restricted stock to be issued to each such Eligible Employee. The shares of restricted stock will be subject to forfeiture and other restrictions until the shares vest. These restrictions include prohibitions against sale, assignment, transfer, conveyance, pledge, hypothecation, gift or other encumbrance or disposition.

   We will issue in your name the number of shares of restricted stock that you are entitled to receive in connection with the offer. Until the shares have vested in accordance with the restricted stock agreement, Paine Webber will hold the certificates representing the unvested portion of your restricted shares in their custody. On each vesting date, subject to the terms and conditions of the 2001 Plan and your restricted stock agreement, after you have provided for the payment to us of any required federal and state income and withholding taxes with respect to the vested portion of the restricted stock by execution of an Irrevocable Standing Order to Sell Shares with Paine Webber, we will deliver to your Paine Webber account the vested portion of the restricted stock issued to you pursuant to the offer. You will have dividend, voting and other stockholder rights with respect to all of the restricted stock, even though the stock certificate representing the unvested portion of the restricted stock is held in a separate account in the custody of Paine Webber, until you vest in that portion of the restricted stock. In addition, we will send you all notices of meetings, proxy statements, proxies and other materials distributed to our stockholders. However, if you do not vest in the unvested portion of the restricted stock and it is forfeited to us, you will lose all stockholder rights with respect to those shares, and you will not be sent notices of meetings, proxy statements or other materials distributed to our stockholders unless you otherwise continue to hold shares of our common stock.

   You may generally sell your shares once they have become vested pursuant to the terms of your restricted stock grant and the terms of the 2001 Plan. Included with the offering materials will be information and instructions regarding setting up your account with Paine Webber. We anticipate that the vested shares (less the shares held back for tax withholding) will be deposited to your Paine Webber account on the morning of the next trading day following each vesting date. Once sufficient shares have been sold to cover your tax obligations and Paine Webber's commission, any remaining shares will be deposited in your account approximately six business days after the vesting date. This delay is necessary to allow adequate time for Paine Webber to sell the shares to pay the taxes and for your account to be reconciled.

   Note: If you are an executive of InfoSpace subject to the reporting requirements of Section 16 of the Securities Act of 1934, as amended, or you are a specifically named "Covered Person'' under the InfoSpace Company Policy Regarding Special Trading Procedures, you may be required to file with the SEC a 10b5-1 trading plan in lieu of signing and delivering an Irrevocable Standing Order to Sell Shares.

  Vesting; Forfeiture.

   The shares of restricted stock will vest over a two-year period that will begin on the exchange date (assuming your continued employment and other conditions to vesting are met). 12.5% of the shares will vest every three-month period beginning on February 27, 2002 (February 27, 2002, May 27, 2002, August 27, 2002, November 27, 2002, February 27, 2003, May 27, 2003, August 27, 2003
and November 27, 2003). In the event a three-month amount is a fraction, we will round the number up to the nearest whole number. For example, if you receive 10,500 shares of restricted stock, 1,313 shares will vest in each of the first seven three-month periods and

1,309 shares will vest in the last three-month period. (10,500 divided by 8 equals 1312.5, which rounds up to 1,313 shares per three-month period. After the first seven three-month periods, 9,191 shares would have vested and the remaining 1,309 shares would vest in the last three-month period.) This vesting schedule will apply to the shares of restricted stock regardless of whether or not the options exchanged in this offer had already vested. Unvested shares of restricted stock are subject to forfeiture by you as described below.

   If you change your status from full-time to part-time and your status is part-time for more than 50% of any given vesting period, vesting of your restricted stock will be suspended until the next period in which you are full-time for more than 50% of the given vesting period. The vesting period(s) that you missed will be added on at the end of the vesting schedule.

   In the event you terminate your employment with us, we terminate your employment with or without cause or your employment is terminated because of your death or disability, you generally will forfeit to us all unvested shares of restricted stock. For example, assume you receive 10,000 shares of restricted stock in this offer. One year later, you terminate your employment and at that time, 5,000 shares of restricted stock have vested. This means that the remaining 5,000 shares of unvested restricted stock are forfeited. You will no longer have any rights whatsoever to shares of restricted stock that are forfeited to us. This forfeiture is what makes the stock restricted.

   If you are absent for more than 50% of any given vesting period due to being on an approved leave of absence, the vesting of your restricted stock will be suspended for that period -- i.e., you would not receive any vesting for that period. For any such vesting period in which an employee does not vest due to having been on an approved leave of absence for more than 50% of that vesting period, an additional vesting period will be added on to the end of the vesting schedule for that employee subject to the terms and conditions of the Offer to Exchange. For example, assume you are employed full-time from the grant date then go out on an approved leave of absence on February 1, 2002 and return to full-time work with the Company on May 1, 2002. You would vest for the period ending on February 27, 2002 because you worked for more than 50% of that vesting period. You would not vest for the period ending on May 27, 2002 because you would have been on leave for more than 50% of the vesting period. Instead, an additional vesting period would be added following November 27, 2003 (the last scheduled vesting date) and you would be scheduled to be 100% vested on February 27, 2004 assuming all other conditions to vesting are met.

  Change of Control.

   If we are acquired prior to the expiration of the offer, you may withdraw your tendered options and have the rights afforded you under the particular stock plan and your existing stock option agreements evidencing those options.

   If in the future an outside party, or a "buyer," acquires control of InfoSpace, the buyer may assume your unvested restricted stock or you may receive accelerated vesting, depending on the following circumstances:

  . If you continue employment with the buyer, your vesting schedule generally will continue. The difference is that rather than receiving shares of common stock in InfoSpace as you vest, you may receive either shares of stock in the buyer or cash as you vest. The amount of stock or cash you receive will be based on the per share amounts paid by the buyer to the InfoSpace stockholders in connection with the buyer's acquisition of InfoSpace. In other words, your restricted shares would be converted into a right to receive what the InfoSpace stockholders received in the acquisition. In all likelihood, this would either be stock in the buyer, cash or a combination of both. The actual amounts you receive would be subject to the appropriate exchange ratios that are determined in the acquisition.

  . In addition, if you are currently an executive officer of InfoSpace who is subject to the reporting requirements of Section 16 of the Securities Exchange Act, you will be entitled to accelerated vesting of any unvested restricted stock if your employment is terminated as a result of an involuntary termination within 24 months following a change of control of InfoSpace.

Your restricted stock agreement contains the provisions, if any, regarding the effect of a change of control on your restricted stock.

   PLEASE BE AWARE THAT THE DATES LISTED ABOVE AND THE DESCRIPTION OF POTENTIAL BUYERS ARE ONLY BEING USED AS EXAMPLES. WE ARE NOT MAKING ANY REPRESENTATIONS, WARRANTIES, COVENANTS OR STATEMENTS REGARDING YOUR EMPLOYMENT OR THAT AN ACQUISITION OF INFOSPACE WILL OR WILL NOT OCCUR IN THE FUTURE.

  Tax Consequences.

   You should refer to Section 15 of this Offer to Exchange for a discussion of U.S. federal tax consequences resulting from the exchange of options for restricted stock.

   10. Information concerning InfoSpace.

   Our principal executive offices are located at 601 108/th/ Avenue N.E., Suite 1200, Bellevue, Washington 98004, and our telephone number is (425) 201-6100.

   InfoSpace, Inc. is an international provider of consumer and commerce Internet infrastructure products and services. We distribute our products and services on multiple platforms, including PCs and non-PC devices which use ground wire Internet connections (or wireless devices) and cell phones, pagers and personal digital assistants (or wireless devices), to our affiliate network of Web sites and through our distribution partners, including wireless carriers and device manufacturers and merchant banks and aggregators. We generate revenues through fees paid to us by these affiliates and distribution partners who then offer our products and services to their customers and end-users.

   11. Financial information.

   The following tables set forth selected financial and operating data of InfoSpace. The selected audited historical statement of operations data for the years ended December 31, 1999 and December 31, 2000 and the selected audited historical balance sheet data as of December 31, 1999 and December 31, 2000 have been derived from the financial statements included in our annual report on Form 10-K for the year ended December 31, 2000. The selected historical statement of operations data for the six months ended June 30, 2000 and June 30, 2001 and the selected historical balance sheet data as of June 30, 2001, which are included in our quarterly report on Form 10-Q for the quarter ended June 30, 2001, are unaudited, but include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data. The information presented below should be read together with our financial statements and related notes. We have presented the following data in thousands, except per share amounts.

                                INFOSPACE, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                   (Amounts in thousands, except share data)


                                                          December 31,
                                                       -------------------  June 30,
                                                          2000      1999      2001
                                                       ---------- -------- -----------
                     ASSETS                                                (unaudited)
                     ------
Current assets:.......................................
   Cash and cash equivalents.......................... $  370,148 $414,661 $  268,161
   Accounts receivable, net...........................     33,881   13,551     17,414
   Other current assets...............................     36,812   29,352     50,800
                                                       ---------- -------- ----------
       Total current assets...........................    440,841  457,564    336,375

Long-term and other investments.......................    154,025  222,761    164,394
Property and equipment, net, and other long-term
  assets..............................................     56,212   13,924     56,246
Intangible assets, net................................    621,032  259,670    615,501
                                                       ---------- -------- ----------
       Total assets................................... $1,272,110 $953,919 $1,172,516
                                                       ========== ======== ==========

      LIABILITIES AND STOCKHOLDERS' EQUITY
      ------------------------------------
Current liabilities................................... $   73,966 $ 39,267 $   62,420
Minority interest.....................................     21,599       --         --
Other noncurrent liabilities..........................      7,973    5,632      3,477
Stockholders' equity..................................  1,168,572  909,020  1,106,619
                                                       ---------- -------- ----------
       Total liabilities and stockholders' equity..... $1,272,110 $953,919 $1,172,516
                                                       ========== ======== ==========

                                INFOSPACE, INC.

                CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                           AND COMPREHENSIVE INCOME

                 (Amounts in thousands, except per share data)

                                                                     Years Ended        Six Months Ended
                                                                    December 31,            June 30,
                                                                --------------------  --------------------
                                                                  2000       1999       2001       2000
                                                                ---------  ---------  ---------  ---------
                                                                                           (unaudited)
Revenues (includes related party revenues of
  $32,095, $2,921, $12,889 and $8,799)......................... $ 214,530  $  71,980  $  97,507  $  89,264
Cost of revenues...............................................    35,627     13,472     22,335     14,243
   Gross profit................................................   178,903     58,508     75,172     75,021
   Total operating expenses....................................   492,855    161,052    271,659    230,572
                                                                ---------  ---------  ---------  ---------
       Loss from operations....................................  (313,952)  (102,544)  (196,487)  (155,551)
Other income, net..............................................    27,682     22,342     10,563     14,707
Gain (loss) on investments, net................................     9,222                (6,016)    15,151
Loss from operations before income tax expense, minority
  interest, cumulative effect of change in accounting principle
  and preferred stock dividend.................................  (277,048)   (80,202)  (191,940)  (125,693)
Income tax expense.............................................      (137)                 (187)       (24)
Minority interest..............................................    (3,171)                          (6,398)
                                                                ---------  ---------  ---------  ---------
Loss from operations before cumulative effect of change in
  accounting principle and preferred stock dividend............  (280,356)   (80,202)  (192,127)  (132,115)
Cumulative effect of change in accounting principle............    (2,056)               (3,171)    (2,055)
                                                                ---------  ---------  ---------  ---------
Net loss.......................................................  (282,412)   (80,202)  (195,298)  (134,170)
                                                                =========  =========  =========  =========
Preferred stock dividend.......................................             (159,931)
                                                                ---------  ---------  ---------  ---------
Net loss applicable to common stockholders..................... $(282,412) $(240,133) $(195,298) $(134,170)
                                                                =========  =========  =========  =========
Basic and diluted net loss per share...........................
   Loss per share before accounting change..................... $   (0.92) $   (0.93) $   (0.59) $   (0.44)
   Accounting change...........................................     (0.01)        --      (0.01)     (0.01)
                                                                ---------  ---------  ---------  ---------
   Loss per share.............................................. $   (0.93) $   (0.93) $   (0.60) $   (0.45)
                                                                =========  =========  =========  =========
Shares used in computing diluted net loss per share............   304,480    257,752    324,167    296,726
                                                                =========  =========  =========  =========
Shares used in computed diluted net loss per share.............   304,480    257,752    324,167    296,726
                                                                =========  =========  =========  =========
Other comprehensive income:....................................
Net loss applicable to common stockholders..................... $(282,412) $(240,133) $(195,298) $(134,170)
   Foreign currency translation adjustment.....................      (316)        36       (318)      (350)
   Unrealized gain (loss) on equity investments................   (95,279)    79,570     12,280    (42,396)
                                                                ---------  ---------  ---------  ---------
Comprehensive income........................................... $(378,007) $(160,527) $(183,336) $(176,916)
                                                                =========  =========  =========  =========

   The financial information in the following documents is incorporated herein by reference:

  . Our annual report on Form 10-K for the fiscal year ended December 31, 2000, as filed with the SEC on April 2, 2001;

  . Our quarterly report on Form 10-Q for the quarter ended March 31, 2001, as filed with the SEC on May 15, 2001; and

  . Our quarterly report on Form 10-Q for the quarter ended June 30, 2001, as filed with the SEC on August 13, 2001.

   For a copy of our audited financial statements for the two fiscal years ended December 31, 2000 and December 31, 1999, as filed with the SEC, please see the Form 10-K for the fiscal year ended December 31, 2000.

   For our most recent unaudited balance sheet, unaudited comparative year-to-date income statements and related earnings per share data, unaudited statements of cash flows and unaudited comprehensive income, as filed with the SEC, please see the Form 10-Q for the quarter ended June 30, 2001.

   As of September 30, 2001, InfoSpace's book value per share was $2.91.

   SEE SECTION 18 FOR INSTRUCTIONS ON HOW YOU CAN OBTAIN COPIES OF OUR SEC FILINGS AND COPIES OF THE FINANCIAL STATEMENTS REFERENCED ABOVE.

   12. Interests of directors and officers; transactions and arrangements concerning the options.


   A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. Directors and executive officers, as a group, beneficially own Eligible Options under the 1996 Plan and the 2001 Plan having an exercise price of $3.00 or more per share to purchase a total of 10,400,000 shares of our common stock, which represents approximately 35% of the shares underlying all Eligible Options outstanding under the 1996 Plan and the 2001 Plan.



   Directors who are employees and executive officers of InfoSpace or one of its U.S. subsidiaries are eligible to participate in the offer; however, outside directors are not eligible to participate in the offer. The directors who are employees and the executive officers of InfoSpace or one of its U.S. subsidiaries, as a group, will receive approximately 2,600,000 shares of restricted stock in the exchange offer and 2,850,000 shares of restricted stock pursuant to the Supplemental Grants, assuming all employee directors and executive officers participate in the exchange offer.

   The following table sets forth certain information regarding the ownership of Eligible Options and Special Options as of November 16, 2001 by (i) each person who is known by us to own beneficially more than 5% of the outstanding shares of our common stock, (ii) each of our directors and (iii) each of our executive officers. Note that 5% stockholders and directors who are not employees are not eligible to participate in the offer.



                                                            Eligible Options   Special Options
                                                            ----------------  -----------------
Principal Stockholders, Directors and Executive Officers     Number   Percent  Number    Percent
--------------------------------------------------------    --------- ------- ---------  -------
Naveen Jain (1)............................................ 5,075,000  16.9%  1,493,000    7.5%
Acorn Ventures-IS, LLC (2).................................         0    --          (3)    --
Rasipuram V. Arun.......................................... 1,500,000   5.0%    690,000    3.4%
York Baur..................................................         0    --           0     --
Edmund O. Belsheim, Jr..................................... 2,500,000   8.3%    400,000    2.0%
Jan E. Claesson............................................         0    --           0     --
John E. Cunningham, IV (2).................................         0    --          (4)    --
Peter L.S. Currie (2)......................................         0    --          (5)    --
Tammy D. Halstead..........................................   600,000   2.0%    202,000    1.0%
Richard D. Hearney (2).....................................         0    --           0     --
Prakash Kondepudi..........................................   800,000   2.7%    116,500    0.6%
Rufus W. Lumry, III (2)....................................         0    --          (3)    --
William D. Savoy (2).......................................         0    --          (6)    --
Lewis M. Taffer (2)........................................         0    --           0     --

--------

(1)Includes 75,000 shares subject to Eligible Options and 94,000 shares subject to Special Options granted to Anuradha Jain. Anuradha Jain is Naveen Jain's spouse.


(2)Not eligible to participate in the exchange.


(3)Rufus W. Lumry, III, a member of our Board of Directors, is the principal stockholder, sole director and President of Acorn Ventures, Inc., the sole member of Acorn Ventures-IS, LLC. Although not eligible to participate in the exchange, Mr. Lumry holds options to purchase 50,000 shares that would otherwise be deemed Special Options.


(4)Though not eligible to participate in the exchange, Mr. Cunningham holds options to purchase 50,000 shares that would otherwise be deemed Special Options.


(5)Though not eligible to participate in the exchange, Mr. Currie holds options to purchase 50,000 shares that would otherwise be deemed Special Options.


(6)Though not eligible to participate in the exchange, Mr. Savoy holds options to purchase 80,500 shares that would otherwise be deemed Special Options.


   In the previous sixty days, the Company has made initial option grants under the 1996 Plan to the following directors and officers in connection with their commencement of service to the Company:

  . Richard Hearney--55,000 shares granted on September 7, 2001 at $1.32 per share

  . Jan Claesson--1,000,000 shares granted on September 24, 2001 at $1.27 per share

  . York Baur--330,000 shares granted on September 10, 2001 at $1.40 per share; 270,000 shares granted on October 1, 2001 at $1.40 per share

   Other than as set forth above or periodic purchases of our common stock pursuant to our 1998 Employee Stock Purchase Plan and grants of stock options in the ordinary course to employees who are not executive officers, there have been no transactions in options to purchase our common stock or in our common stock that were effected during the past sixty (60) days by InfoSpace or, to our knowledge, by any current executive officer, director, affiliate or subsidiary of InfoSpace.

   None of our executive officers or directors have as yet indicated their intention to tender their options in the offer, other than:



  .  Edmund O. Belsheim, our President and Chief Operating Officer, and



  .  Tammy D. Halstead, our Chief Financial Officer.


   13. Status of options acquired by us in the offer; accounting consequences of the offer.

   Options we acquire through the offer will be cancelled and the shares subject to those options granted under the 1996 Plan and 2001 Plan will be returned to the applicable pool of shares available for grants under the 1996 Plan and the 2001 Plan. To the extent these shares are not issued as restricted stock in connection with the offer under the 2001 Plan, the shares will be available for future awards to employees and other eligible plan participants under the 1996 Plan and the 2001 Plan without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

   The exchange and cancellation of tendered options and the subsequent issuance of restricted stock will result in the recognition of a compensation cost by us. The compensation cost is measured as the quoted market price of our common stock on the date a share of restricted stock is granted. As shares vest, we will recognize compensation costs. The expense must be amortized against our earnings over the vesting period of the restricted stock. The shares of restricted stock issued in the exchange will not be treated as variable awards for financial accounting purposes.

   As a result of this offer, all options that are eligible to be tendered but that are not tendered and accepted may be treated for financial reporting purposes as variable awards. This means that we may be required to record non-cash stock compensation charges reflecting any increases and decreases in the price of InfoSpace's common stock. The higher the market value of our common stock, the greater the non-cash stock compensation expense we would have to record. We would have to continue to reflect the impact of increases and decreases in the price of InfoSpace's common stock in InfoSpace's statement of operations until the options are exercised, forfeited or terminated. Options which were eligible but not tendered in this offer and accepted will retain their original term, which is generally ten (10) years, subject to earlier expiration or termination of the option upon the occurrence of certain events, such as the optionee's termination of employment.

   14. Legal matters; regulatory approvals.

   We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of restricted stock as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue new options for tendered options is subject to the conditions described in Section 7.

   15. Material U.S. federal income tax consequences.

   The following is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to the offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all eligible employees.

   WE ADVISE ALL ELIGIBLE EMPLOYEES WHO MAY CONSIDER EXCHANGING THEIR OPTIONS TO MEET WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

  Issuance of Restricted Stock.

   If you do not make an election under Section 83(b) of the Internal Revenue Code, you will have no taxable income at the time we grant you the restricted stock. Instead, you will recognize ordinary income when (and if) the restricted stock vests and no longer is subject to forfeiture. If you make a Section 83(b) election by filing the Section 83(b) election form. The election must be made within thirty days of the grant of restricted stock by sending a Section 83(b) election to the Internal Revenue Service. You must also supply a copy to InfoSpace (Attention: Payroll Department) along with a check to cover the withholding taxes, you recognize ordinary income at the time of grant of the restricted stock. However, if you later forfeit the restricted stock, no tax deduction is allowed with respect to the forfeiture. That is, you will not receive any credit for taxes paid with respect to such forfeited stock. In all cases, the amount of ordinary income that you recognize will equal:

  .  the fair market value of the shares at the time you recognize income, less

  .  the amount (if any) you pay for the shares.

   For example, if you receive 3,200 shares of restricted stock on November 28, 2001, 400 shares would vest in each three-month period.

   If you do not make an election under Section 83(b) of the Code, you would recognize ordinary income for 400 shares on February 27, 2002 and the amount would be the closing price of our common stock on the following market trading day. If our stock price is $1.00 on February 28, 2002, you would recognize $400 of ordinary income. If on February 28, 2002, our stock price is $1.25, you would recognize $500 of ordinary income.

   If you do make an election under Section 83(b) of the Code, you would recognize ordinary income for all 3,200 shares on November 28, 2001, the date of grant. If our stock price is $1.00 on November 28, 2001, you would recognize $3,200 of ordinary income. The subsequent vesting of the shares does not trigger additional recognition of ordinary income.

   We will generally be allowed a business expense deduction for the amount of the taxable income recognized by you in connection with the issuance or vesting of your restricted stock.

  Subsequent Sale of Restricted Stock.

   Upon a sale or other taxable disposition of the restricted stock, you will recognize a taxable capital gain equal to the amount realized upon the sale or disposition of the shares less their fair market value at the time you recognized taxable income in connection with those shares. A capital loss will result to the extent the amount realized upon such sale is less than such fair market value. The capital gain or capital loss will be long-term if the shares are held for more than one (1) year prior to the sale.

   The capital gain holding period for unvested restricted stock will start either (i) at the time the restricted stock vests, if no Section 83(b) election is filed at the time of issuance, or (ii) at the time of issuance, if you file the Section 83(b) election within 30 days after the date of issuance.

  Effect on Incentive Stock Options Not Tendered.

   We do not believe that our offer to you will change any of the terms of your eligible incentive stock options if you do not accept the offer. However, the Internal Revenue Service may characterize our offer to you as a

"modification" of those incentive stock options, even if you decline the offer. A successful assertion by the Internal Revenue Service that your incentive stock options are modified would extend your required holding period with respect to the shares purchased under those options in order to qualify all of the gain on a subsequent sale of those shares as long-term capital gain. That extended holding period for long-term capital gain would require that any taxable sale or disposition of the shares not take place until the later of (i) two (2) years from the date of the deemed modification of your incentive stock options or (ii) one (1) year from the date of the option exercise for those shares. In addition, such a deemed modification may also cause a portion of your incentive stock options to be treated as non-qualified stock options upon exercise.

  Withholding Taxes.

   At the time you recognize ordinary income (either upon vesting or, if you make an election under Section 83(b) of the Code, upon grant), we will have a withholding tax obligation, much like the obligation that arises when we pay your salary. This ordinary income will be reflected on your year-end W-2. In order to facilitate the payment of this withholding tax obligation, we have arranged with Paine Webber to sell a portion of your shares of restricted stock (including any Supplemental Grants) as they vest that is sufficient to pay the withholding obligation, and this arrangement will be reflected in your restricted stock agreement and your Irrevocable Standing Order to Sell Shares. Specifically, the following will happen:

  . You will be required to open an account with Paine Webber prior to the vesting of your shares of restricted stock. We will require you to sign and return the Irrevocable Standing Order to Sell Shares prior to any vesting of your shares. The Irrevocable Standing Order to Sell Shares includes provisions authorizing Paine Webber to sell a portion of your vested shares of restricted stock to pay withholding taxes.

     Note: If you are an executive of InfoSpace subject to the reporting requirements of Section 16 of the Securities Act of 1934, as amended, or you are a specifically named "Covered Person'' under the InfoSpace Company Policy Regarding Special Trading Procedures, you may be required to file with the SEC a 10b5-1 trading plan in lieu of signing and delivering an Irrevocable Standing Order to Sell Shares.

  . If you make a Section 83(b) election, you must pay over to us the amount of the withholding taxes by check at the time of the election. If you do not pay over the amount of withholding taxes by check, your Section 83(b) election will not be effective and Paine Webber will rely on your standing order to sell that number of vested shares that is sufficient to obtain proceeds to satisfy the withholding tax obligation after each vesting date, as described below. You will pay Paine Webber's usual trade commission for this sale.

  . If you do not make a Section 83(b) election, on one of three market trading days following each vesting date, Paine Webber will rely on your standing order to sell that number of vested shares that is sufficient to obtain proceeds to satisfy the withholding tax obligation. You will pay Paine Webber's usual trade commission for this sale.

  . InfoSpace will estimate the amount of taxes to be withheld based on the closing stock price on the date of vesting. An estimate is needed because your actual taxable compensation will be determined using the closing price on the first market trading day following your vesting date. A schedule will be provided to Paine Webber on the vesting date(s) showing the shares to be sold for each employee to satisfy the estimated withholding taxes.

  . The shares will be sold in three blocks on the three consecutive trading days following the vesting date. You will be assigned to one of three trading groups that will rotate in selling order for each quarterly vesting date.

  . Your selling price will be reported by Paine Webber as the average sales price of the block of shares for the trading group that you were assigned to. This means that each of the three blocks may have a different selling price associated with the shares traded to pay withholding taxes and commissions.

     Note: However, if you are an executive officer of InfoSpace subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended, or you are a specifically named "Covered

     Person" under the InfoSpace Company Policy Regarding Special Trading Procedures (Covered Persons will be notified by the Company), your shares will be sold in one-third increments over the three trading days following vesting and your selling price will be tracked separately and will be reported by Paine Webber as your actual sales price for your shares sold.

  . You will recognize a short-term capital gain or loss on the shares traded to pay your withholding taxes and commission based on the difference between the sales price of your shares sold to cover withholding and the amount of taxable income recognized on the vesting date (equal to the closing price of our stock on the trading day following your vesting date). Any proceeds from your trade not used to pay withholding taxes or commissions will be deposited into your Paine Webber account.

  . The amount of withholding taxes you owe will be based on the closing price of our stock on the next market trading day following the vesting date. We will attempt to estimate the correct number of vested shares to be sold to cover withholding taxes based on the price of our stock on the vesting date. However, it is possible that the proceeds obtained from the sale will be either too much or too little to satisfy the withholding tax obligations. In the event that excess proceeds are received, the excess will be deposited in your Paine Webber account. In the event that the proceeds received are insufficient to cover the withholding taxes, then we reserve the right to either instruct Paine Webber to sell additional vested shares or deduct the necessary amount from your wages.

   By participating in this exchange and signing the restricted stock agreement and Irrevocable Standing Order to Sell Shares, you will authorize us and Paine Webber to take the above actions to pay withholding taxes. In the event there is not a market in our common stock, we will have the right to make other arrangements to satisfy the withholding obligations.

   WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATION IN THE OFFER.

   16. Extension of offer; termination; amendment.

   We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event listed in Section 7 has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange of any options by giving oral or written notice of such extension to the Eligible Employees or making a public announcement thereof.

   We also expressly reserve the right, in our reasonable judgment, prior to the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the events listed in Section 7, by giving oral or written notice of such termination or postponement to you or by making a public announcement. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act of 1934, which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of a tender offer.

   Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event listed in Section 7 has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to eligible employees or by decreasing or increasing the number of options being sought in the offer.

   Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 6:00 a.m., Pacific Standard Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made through the offer will be disseminated promptly to Eligible Employees in a manner reasonably designated to inform Eligible Employees of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement.

   If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act of 1934. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

   If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of these actions:

  . we increase or decrease the amount of consideration offered for the options,

  .  we decrease the number of options eligible to be tendered in the offer, or

  . we increase the number of options eligible to be tendered in the offer by an amount that exceeds 2% of the shares issuable upon exercise of the options that are subject to the offer immediately prior to the increase.

   If the offer is scheduled to expire at any time earlier than the tenth (10/th/) business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this Section 16, we will extend the offer so that the offer is open at least ten (10) business days following the publication, sending or giving of notice.

   For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Standard Time.

   17. Fees and expenses.

   We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this offer.

   18. Additional information.

   This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before making a decision on whether to tender your options:

  . Our annual report on Form10-K for our fiscal year ended December 31,2000, filed with the SEC on April 2, 2001;

  . Our quarterly report on Form10-Q for our quarter ended March 31, 2001, filed with the SEC on May 15, 2001; and

  . Our quarterly report on Form10-Q for our quarter ended June 30, 2001, filed with the SEC on August 13, 2001.

   These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

             450 Fifth Street, N.W.        500 West Madison Street
             Room 1024                     Suite 1400
             Washington, D.C. 20549        Chicago, Illinois 60661

   You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

   Our common stock is quoted on the Nasdaq National Market under the symbol "INSP" and our SEC filings can be read at the following Nasdaq address:

                              Nasdaq Operations
                              1735 K Street, N.W.
                              Washington, D.C. 20006

   Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents) at no cost, by:

  . writing to us at InfoSpace, Inc., 601 108/th/ Avenue N.E., Suite 1200, Bellevue, Washington 98004 Attention: Brent Satterlee;

  .  e-mailing the Exchange Offer Hotline at eo@infospace.com; or

  .  telephoning the Exchange Offer Hotline at (425) 709-8008.

   As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

   The information contained in this Offer to Exchange about InfoSpace should be read together with the information contained in the documents to which we have referred you.

   19. Miscellaneous.

   This Offer to Exchange and our SEC reports referred to above include "forward-looking statements." When used in this Offer to Exchange, the words "anticipate," "believe," "estimate," "expect," "intend" and "plan" as they relate to InfoSpace or our management are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements. The documents we filed with the SEC, including our annual report for the year ended December 31, 2000, on Form 10-K filed on April 2, 2001, as amended, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. These risks include, but are not limited to:

  . We have a history of losses and expect to continue to incur significant operating losses, and we may never be profitable.

  . We have relatively limited operating history, which makes it difficult to evaluate our future prospects.

  . Our financial results are likely to continue to fluctuate, which could cause our stock price to be volatile or decline.

  .  Our stock price has been and is likely to continue to be highly volatile.

  . If we are unable to diversify our revenue base, a significant portion of our revenues will continue to be derived from wireline consumer services, which could weaken our financial position.

  . Our financial and operating results will suffer if we are unsuccessful at integrating acquired businesses.

  . Our future earnings could be negatively affected by significant charges resulting from the impairment in the value of acquired assets.

  . Our revenues are attributable to a small number of customers, the loss of any one of which could harm our financial results.

  . We depend on third parties for content, and the loss of access to this content could cause us to reduce our product offerings to customers.

  . Unless we are able to hire, retain and motivate highly qualified employees, we will be unable to execute our business strategy.

  . Our historical and future expansion in personnel and facilities will continue to significantly strain our management, operational and financial resources.

  . Our expansion into international markets may not be successful and may expose us to risks that could harm our business.

  . We have implemented anti-takeover provisions that could make it more difficult to acquire us.

  . Our systems could fail or become unavailable, which would harm our reputation, result in a loss of current and potential customers and could cause us to breach existing agreements.

  . We rely heavily on our proprietary technology, but we may be unable to adequately protect or enforce our intellectual property rights thus weakening our competitive position and negatively impacting our financial results.

  . Intense competition in the wireline, wireless and broadband markets could prevent us from entering those markets or cause us to lose market share.

  . We rely on the Internet infrastructure, and its continued commercial viability, over which we have no control and the failure of which could substantially undermine our business strategy.

   WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR OPTIONS THROUGH THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS DOCUMENT OR DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT, THE LETTER FROM NAVEEN JAIN DATED OCTOBER 29, 2001, THE ELECTION FORM AND THE NOTICE TO WITHDRAW FROM THE OFFER. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                       InfoSpace, Inc., October 29, 2001

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

                                  SCHEDULE A

                   INFORMATION CONCERNING THE DIRECTORS AND
                     EXECUTIVE OFFICERS OF INFOSPACE, INC.

   The directors and executive officers of InfoSpace, Inc. and their positions and offices as of October 29, 2001, are set forth in the following table:

Name                               Position and Offices Held
----                               -------------------------
Naveen Jain....................... Chairman and Chief Executive Officer
Edmund O. Belsheim, Jr............ President, Chief Operating Officer and Director
Tammy D. Halstead................. Chief Financial Officer
Rasipuram ("Russ") V. Arun........ Executive Vice President and Chief Technology
                                     Officer
York Baur......................... Executive Vice President, Wireline and Broadband
Jan E. Claesson................... Executive Vice President, Wireless
Prakash Kondepudi................. Executive Vice President, Merchant
John E. Cunningham, IV............ Director
Peter L.S. Currie................. Director
Richard D. Hearney................ Director
Rufus W. Lumry, III............... Director
William D. Savoy.................. Director
Lewis M. Taffer................... Director

   The address of each director and executive officer is: c/o InfoSpace, Inc., 601 108/th/ Avenue N.E., Suite 1200, Bellevue, Washington 98004.

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